EXHIBIT 23.4

CONSENT OF INDEPENDENT RESERVE ENGINEERS

We hereby consent to the incorporation by reference in Registration Statement on Form S-8 of TETRA Technologies, Inc. to be filed with the Securities and Exchange Commission on or about May 9, 2011 of our letter dated January 7, 2011, prepared for Maritech Resources (“Maritech”), regarding our estimates or certain reserves attributable to Maritech included in TETRA Technologies, Inc.’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 1, 2011. Maritech Resources, Inc. is a wholly owned subsidiary of TETRA Technologies, Inc.

/s/DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716

Dallas, Texas
May 9, 2011